EXHIBIT 5.1

7800 Rancharrah Parkway Reno, NV 89511 PH (775) 788-2200 | FX (775) 786-1177 fennemorecraig.com

October 1, 2025

R. F. Lafferty & Co., Inc.

40 Wall Street, 27th Floor

New York, NY 10005

As the Representative of the

Several underwriters, if any, named in Schedule I to the Underwriting Agreement

Re: Underwriting Agreement

Ladies and Gentlemen:

We have acted as special Nevada counsel for Artelo Biosciences, Inc., a Nevada corporation (the “Company”), in connection with the Underwriting Agreement dated as of September 30, 2025 between the Company and R.F. Lafferty & Co., Inc., as Representative of the several underwriters, if any, named in Schedule 1 thereto (the “Underwriting Agreement”) with respect to the sale of an aggregate of 441,210 shares of Common Stock and 13,335 Pre-Funded Warrants exercisable for an aggregate of 13,335 shares of Common Stock. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Underwriting Agreement.  This opinion is being furnished to you pursuant to Section 2.3(iii) of the Underwriting Agreement.

In rendering the opinions set forth herein, we have reviewed the following:

1.	The Underwriting Agreement.

2.	The form of the Warrants (together with the Underwriting Agreement, the “Transaction Documents”).

3.	The Registration Statement, the Base Prospectus and the Final Prospectus.

4.	The Articles of Incorporation of the Company, as amended, as certified by an officer of the Company as of the date hereof (the “Certificate of Incorporation”);

5.	The Bylaws of the Company, as certified by an officer of the Company as of the date hereof; and

6.

Resolutions of the Board of Directors of the Company relating to the authorization of the Transaction Documents, and the issuance of the Closing Shares, the Option Shares, the Warrant Shares, and the Warrants, as certified by an officer of the Company as of the date hereof.

September 30, 2025

We have examined originals or copies of such corporate records and certificates of public officials as we have deemed necessary or advisable for purposes of this opinion. We have relied upon the certificates of all public and corporate officials with respect to the accuracy of all matters contained therein. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to originals of all copies of all documents submitted to us. We have not reviewed, and express no opinion as to, any instrument or agreement referred to or incorporated by reference in the documents listed above. We note that the Board of Directors of the Company has reserved shares of the Company’s Common Stock available for issuance equal to or greater than the number of shares of Common Stock to be issued pursuant to the Agreement or upon exercise of the Warrants, and we assume that the Company will continue to reserve such number of shares of Common Stock until issuance of the Closing Shares, the Option Shares and upon exercise of all of the Warrants.

As used herein, the phrase “our knowledge” means only such actual knowledge as we have obtained from consultation with attorneys presently in our firm whom we have determined are likely, in the ordinary course of their respective duties, to have knowledge of the matters covered by such opinions. Except as expressly provided otherwise herein, we have not conducted any other investigation or review in connection with the opinions rendered herein, including without limitation a review of any of our files or the files of the Company.

Based on and subject to the foregoing and the qualifications, limitations, exceptions and assumptions set forth below, it is our opinion that:

1.

The Company is validly existing as a corporation and in good standing under the laws of the State of Nevada, with the corporate power and authority to (a) execute and deliver the Underwriting Agreement and perform its obligations thereunder and (b) to conduct its business and own or lease its properties as described in the Prospectus.

2.

The execution and delivery by the Company of the Underwriting Agreement, the performance by the Company of its obligations thereunder and the consummation of the transactions contemplated thereby have been duly authorized by the Company, and the Company has duly executed and delivered the Underwriting Agreement.

3.

The execution and delivery by the Company of the Underwriting Agreement and the consummation of the transactions contemplated thereby (including the issuance and sale by the Company of the securities pursuant to and in accordance with the Underwriting Agreement) do not violate the Company’s articles of incorporation or bylaws, each as amended to date (the “Governing Documents”) or any applicable Nevada law.

September 30, 2025

4.

As of the date hereof, the authorized capital stock of the Company consists of 500,000,000 shares of common stock, par value $0.001 per share, and 69,444 shares of preferred stock, par value $0.001 per share.

5.

The Closing Shares and the Option Shares have been duly authorized by the Company and, when and to the extent issued and sold in accordance with the terms of, and in the manner contemplated by, the Underwriting Agreement, including payment in full to the Company of all consideration required therefor, will be validly issued, fully paid and non-assessable.

6.

The Warrant Shares have been duly authorized by the Company and, if, when and to the extent issued in accordance with the terms of, and in the manner contemplated by, the Underwriting Agreement and the Warrants, the due and proper exercise of the Warrants and payment in full to the Company of the purchase price for each Warrant and any other consideration for the Warrant Shares as required therefor, such Warrant Shares will be validly issued, fully paid and non-assessable.

7.

The Closing Shares, the Option Shares and the Warrant Shares are free of preemptive rights, resale rights, rights of first refusal and restrictions upon voting or transfer or any similar rights arising solely by operation of (a) the Nevada Revised Statutes or (b) the Governing Documents.

8.

No consent, approval, authorization, order, registration or qualification of, from or with any Nevada governmental authority is required to be obtained by the Company under applicable Nevada law for the execution and delivery by the Company of the Underwriting Agreement or the consummation of the transactions contemplated thereby, except (a) those obtained or made prior to the date hereof and that are in full force and effect, and (b) such as are permitted by the Underwriting Agreement to be obtained or made after the closing of the Offering.

Nothing herein shall be deemed an opinion as the laws of any jurisdiction other than the State of Nevada except we express no opinion concerning any securities law or rule or any law or rule regulating the Underwriters or the purchasers of the Closing Shares, the Option Shares, the Warrants, or the Warrant Shares.

This Opinion Letter is issued in the State of Nevada. By issuing this Opinion Letter, Fennemore Craig, P.C. shall not be deemed to be transacting business in any other state or jurisdiction other than the State of Nevada.  .

September 30, 2025

The opinions expressed in this letter are given solely for the benefit of the Underwriters in connection with the transactions contemplated by the Underwriting Agreement and shall not be relied upon by any party other than the Underwriters. They may not be relied upon by any other person or for any other purpose, or reproduced or filed publicly by any other person, without the written consent of this firm.

Very truly yours,

/s/ Fennemore Craig, P.C.

FENNEMORE CRAIG, P.C.

CDOL/CETE